UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

_________________________

FORM 8-K
_________________________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 22, 2013

TEXAS INDUSTRIES, INC.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	1-4887 (Commission File Number)	75-0832210 (I.R.S. Employer Identification No.)

1341 West Mockingbird Lane Dallas, Texas (Address of principal executive offices)		75247 (Zip Code)

Registrant’s Telephone Number, including area code: (972) 647-6700

Not Applicable
(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

 (a)           On April 22, 2013, Texas Industries, Inc. (the “Company”) entered into a new employment agreement with Mel G. Brekhus, the President and Chief Executive Officer of the Company, which will become effective on June 1, 2013 after the expiration of his existing employment agreement on May 31, 2013.  The new employment agreement will expire on May 31, 2016, and provides for a base annual salary of $700,000. Mr. Brekhus will also participate in the Company’s annual and three-year incentive compensation plans adopted from time to time by the Board of Directors for employees and key executives, as well as the equity participation plans.  The Board may increase Mr. Brekhus’ compensation from time to time in the event the Board shall deem it advisable to do so in order to fully compensate him for his services.  If Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), would limit the Company’s deduction of any portion of Mr. Brekhus’ base annual compensation and incentive compensation if it were paid to him, then payment of the nondeductible portion of any incentive compensation shall be deferred by the Company until the deductibility is not limited.  The Company shall defer such payment only if and to the extent that such deferral and payment will comply with the provisions of Section 409A of the Code and applicable regulations and guidance thereunder.   Mr. Brekhus is subject to a covenant not to compete for two years after the termination of his employment.  However, if Mr. Brekhus’ employment is terminated following a change in control of the Company, Mr. Brekhus will not be subject to the non-competition provisions contained in his employment agreement or his executive financial security plan.

A copy of the new employment agreement is attached hereto as Exhibit 10.1.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

(e)	See Item 1.01(a), which is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)           Exhibits

10.1	Employment Agreement dated as of April 22, 2013 between Mel G. Brekhus andTexas Industries, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Texas Industries, Inc.

By:	/s/ Frederick G. Anderson
Frederick G. Anderson Vice President and General Counsel

Date:	April 23, 2013